Sales Agreement

Michael Ogburn
c/o Corix Bioscience Inc.
34225 N 27th Dr. #5-238
Phoenix, AZ. 85085

Jason Taylor
c/o Positively Green Organics LLC.
6883 Barred Dove LN.
N. Las Vegas, NV. 89084

This Sales Agreement ("Agreement") provides a written agreement of the mutual interest of between Positively Green Organics, LLC ("PGO") and Corix Bioscience Inc. ("Corix"), (collectively, the "Parties") agree for Corix to sale Cannabidiol ("CBD") flower, in which PGO will farm the CBD and Corix will process the CBD and sell to third party purchasers ("Purchasers"), as more particularly set forth in this agreement. This agreement outlines the terms and conditions between the Parties.

1. Transaction

For a commitment of 150 acres, PGO desires to farm CBD flower and Corix desires to process and sell CBD flower, and provide ancillary services in support of the processing and selling of CBD, on behalf of PGO and for the benefit of the Parties. In exchange for the Parties services, the Parties shall be compensated pursuant to the payment structure set forth in this Agreement.

2. Scope/Structure of Services

PGO shall deliver 10%+ CBD flower with less than .3% THC or CBD flower approved by the Nevada Department of Agriculture, to Corix. Corix shall process the CBD flower and sell all of the CBD biomass to the Purchasers. All deliveries shall be made to Corix at its Carson City location. Corix will be capped at 22,000 pounds per month. With written exceptions to exceed 22,000 pounds on a case by case basis.

3. Payment Structure

As part of the Prospective Transaction, the Parties desire to share in the profits from the sale of the CBD to the Purchasers, as follows:

- For sales of CBD of $153 per pound and above, PGO shall receive 66% of the proceeds and Corix shall receive 34% of the proceeds.
- For sales of CBD of $152 per pound and below, the Parties shall assess the sale and discuss in good faith the best strategy for both Parties moving forward.
- Payment to PGO will be made within 72 hours from receipt of sale proceeds.
- Both Parties agree that the expected price shall start at $575.00 usd per pound.

4. Relationship of the Parties

At all times throughout the term of this agreement between the Parties, Corix shall be deemed an independent contractor of PGO, and no employee-employer relationship shall be created by the Parties. Accordingly, Corix shall be solely responsible for all costs and expenses associated with providing its services, including, without limitation, payroll, equipment maintenance, insurance, any applicable taxes, and any licensing/permit costs.

5. Insurance

Throughout the term of any final written agreement between the Parties, the Parties shall maintain their own insurances.

6. Compliance with the Law

At all times throughout the term of a final written agreement between the Parties, the Parties shall comply with any and all applicable state and federal laws.

7. Indemnification

Corix agrees to indemnify, defend and hold PGO harmless from any and all claims, demands, causes of actions, or suits, arising out of or related to the services provided by Corix.

8. Binding Agreement

The provisions in this letter are binding on all Parties. The terms and provisions herein shall only be modified upon written agreement of the Parties. The Parties may not add, modify and supplement the terms of this Agreement. This Agreement requires both Parties to sign to become binding.

9. Authority to Enter Sales Agreement

The Parties signing this Agreement affirm they are an authorized representative of their respective companies and have authority to enter into this letter.

10. Expenses Associated with this Agreement

The Parties agree to bear their own expenses, including attorneys' and professional fees associated with any due diligence or any other matter associated with this Agreement.

11. Governing Law

This letter, and any later final written agreement between the Parties, shall be governed by the laws of the state of Nevada, exclusive of its choice of law principles.

Positively Green Organics, LLC

By:____________________
Name: Jason Taylor
Title: Managing Member
Date: August 14, 2017

Agreed and Accepted by:

Corix Bioscience Inc.

By:____________________
Name: Michael Ogburn
Title: CEO
Date: August 14, 2017